Exhibit 14.1

COMPETITIVE TECHNOLOGIES, INC.
Corporate Standards of Conduct

1.  Introduction

Competitive Technologies, Inc.'s (the "Company") financial success, value to society and the respect it earns depend not only on the Company's financial performance, but also on the principles under which the Company does business and its directors', officers', and employees' reputation for integrity, excellence and service. Pride in our Company must be based both on what we accomplish and how we accomplish it.

The policies that follow reflect the philosophy that the Company's integrity is a fundamental and valuable asset.

These Standards go beyond the letter of the law. Where possible, guidance provided by these policies is specific. However, there are cases in which specific guidance is not feasible. Therefore, the most important source of guidance must be each individual's good judgment, sensitivity to what is right, and strong desire to do nothing that might bring discredit upon the individual or the Company.

All of the Company's officers, directors and employees, wherever they may be located, must read these Standards of Conduct and be familiar with them. Adherence to these Standards is a condition of employment. These Standards of Conduct govern the relationship between the Company and its directors, officers and employees; they are not intended, however, to confer on any party other than the Company any additional rights or remedies.

These Standards of Conduct apply to the officers, directors and employees of all subsidiaries of the Company, and references in these Standards to the "Company" include, unless the context requires otherwise, officers, directors and employees of such subsidiaries.

2.  Corporate Compliance Officer

The Company's Board of Directors has designated Paul
Levitsky to be the Corporate Compliance Officer and has charged him with the responsibility for ensuring that these Standards of Conduct and the Company's related policies and procedures govern the business activities of all Company directors, officers and employees.

You may contact the Corporate Compliance Officer by calling (203)
255-6044.

3.  Duty to Seek Guidance

The designation of a Corporate Compliance Officer in no way diminishes your responsibility to comply with these Standards of Conduct and the Company's related policies and procedures, nor does it diminish every supervisor's responsibility to ensure that those employees for whom he or she has responsibility comply with these Standards of Conduct and related policies and procedures.

If you have any questions regarding these Standards of Conduct or how to comply with them, you have a duty to seek guidance from your immediate supervisor or the Corporate Compliance Officer.

4.  Duty to Report Violations

If you have knowledge of a violation of these policies and/or of questionable or improper behavior, you should report the matter to your immediate supervisor and to the Corporate
Compliance Officer.

If the foregoing reporting requirements are inappropriate under the circumstances, violations should be reported to the Chairman of the Audit Committee of the Board of Directors.

5.  Compliance with the Law

It is the Company's objective that its business at all times be conducted in compliance with applicable laws, regulations and government requirements.

6.  Policy on Harassment

It is the Company's express policy that everyone is responsible for assuring that the workplace is free of sexual harassment and harassment based on any other protected classification (as listed in our Policy on Discrimination).

The Company is committed to providing a work environment
that is free of discrimination and unlawful harassment. Because of the Company's strong disapproval of offensive and inappropriate sexual behavior, all directors, officers and employees must avoid any action or conduct which could be viewed as sexual harassment. It is illegal and against Company policy for any director, officer or employee to sexually harass another employee by:

(a)	making unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature a condition of an employee's employment; or

(b)	creating an intimidating, hostile or offensive work
environment by such conduct.

Similarly, actions, words, jokes, or comments based on an individual's sex, race, ethnicity, age, religion, or any other legally protected characteristic will not be tolerated. Sexual harassment (both overt and subtle) is a form of misconduct that is demeaning to another person, undermines the integrity of the employment relationship, and is strictly prohibited.

Any director, officer or employee who wants to report an incident of sexual harassment or other unlawful discrimination or harassment should promptly report the matter to the Corporate Compliance Officer. If the Corporate Compliance Officer is unavailable or the director, officer or employee believes it would be inappropriate to contact that person, the director, officer or employee should immediately contact the Chairman of the Audit Committee of the Board of Directors or any other officer of the Company so the Company can properly investigate the matter. Employees can raise concerns and make reports without fear of reprisal.

Any officer, director or supervisor who becomes aware of possible sexual harassment or other unlawful discrimination or harassment should promptly advise the Corporate Compliance Officer or the Chairman of the Audit Committee of the Board of Directors or any other officer who will handle the matter in a timely and confidential manner.

Anyone engaging in sexual or other unlawful discrimination or harassment will be subject to disciplinary action, up to and including termination of employment.

7.  Policy on Discrimination

Discrimination has no place in workplace decisions.  The
Company is committed to allowing employees to progress based on their talents. No employment decision may be based on, for example, an employee's or employment applicant's race, color, sex, religion, age, national origin, marital status, or sexual orientation. Each director, officer and employee is subject to this standard. The Corporate Compliance Officer is the officer responsible for enforcement of this policy. If you believe that this policy has been violated, contact him immediately.

8.  Non-Fraternization Policy

1.  Restrictions on Dating and Romantic Relationships

The Company recognizes that potential problems may arise when directors, officers or employees engage in romantic or sexual relationships (collectively referred to as "romantic relationships") with other officers, directors, employees or individuals having business relationships with the Company. The Company has adopted this policy in recognition of its responsibility to provide guidelines on and caution officers, directors and employees of the potential problems posed by romantic relationships with other officers, directors, employees or business relations. Potential problems posed by dating and romance in the workplace include conflicts of interest, sexual harassment, and discord that can interfere with the productivity of officers, directors and employees. These problems can be particularly serious in situations in which one person has a position of authority over the other, such as in a supervisor-subordinate relationship. Accordingly, the Company has adopted the following policy and guidelines:


-The Company prohibits supervisory personnel from dating or engaging in romantic relationships with non-supervisory personnel. This prohibition extends to cover relationships between directors or officers of the Company and non-officers of the Company.

-The Company strongly discourages all directors, officers and employees from engaging in romantic relationships with other directors, officers or employees.

-The Company prohibits dating or engaging in romantic relationships between officers, directors, employees and the Company's business relations (such as the Company's independent contractors, representatives, vendors, clients, and other persons or entities that do business (or seek to do business) with the Company) or officers, directors, or employees of the Company's business relations (collectively "Business Relations"). This restriction applies whenever there is the potential of misuse or abuse of power.

2.  General

General provisions applicable to this policy are as follows:

-The restrictions in this policy apply whenever there is a potential abuse or misuse of power or where decisions potentially may be made for reasons other than the sole benefit of the Company, including without limitation decisions regarding the hire, discharge or other terms and conditions relating to employees, or the dealings with current or potential vendors, clients or other Business Relations.

-The term "romantic relationship," as used in this policy, includes, but is not limited to: casual dating, serious dating, casual sexual involvement where the parties have no intention of carrying on a long-term relationship, cohabitation, and any other conduct or behavior normally associated with romantic or sexual relationships.

-This policy is not intended to discourage friendships between co-workers or between supervisory and non-supervisory personnel. Relationships with clients and Business Relations must remain on a professional level at all times and be solely for the Company's benefit.

-The restrictions on romantic relationships apply regardless of the sexual orientation of the parties involved. Thus, this policy applies equally to opposite-sex and same-sex relationships. This policy will be implemented in a nondiscriminatory manner and the Company shall take any steps necessary to avoid disparate impact on either sex.

-This policy applies only to consensual romantic or sexual relationships between officers, directors or employees. Unwanted sexual attention (including physical contact) and sexually oriented behavior with the purpose or effect of creating an offensive environment is strictly prohibited in all instances.
See the Company's Sexual Harassment Policy.

3.  Reporting Requirements and Possible Corporate Action

As discussed below, any relationships prohibited or discouraged by this policy must be immediately reported to the Company. The Company will strive to receive and respond to these disclosures in a confidential manner.

A.	Between Non-Supervisory Employees Or Between
Supervisory Employees

Any romantic relationship between two non-supervisory co-workers or between two supervisory employees must be disclosed promptly, by one or both of the persons involved, to the Corporate Compliance Officer. The Corporate Compliance Officer shall assess the situation and make a determination or recommendation to resolve any actual or potential conflict of interest or impropriety created by the relationship. The purpose of this review is to avoid any potential detrimental business consequences of the romantic relationship, considering its impact on both persons involved and on the Company as a whole. Based on this review, the Corporate Compliance Officer may make recommendations regarding appropriate action, which might include any of the following:

-Requiring both parties to the relationship to sign a written statement affirming that the relationship is consensual for both partners. Any change in the consensual nature of the relationship must be reported immediately, by either party, to the Corporate Compliance Officer.

-Requiring the dating couple to select one partner to resign.

-Such other actions to insure that the parties to the relationship neither report to one another nor work together in a way which will affect their performance or their independent decision making solely for the Company's benefit.

B.	Between Supervisory and Non-Supervisory Employees

To avoid any potential abuse of power, any romantic relationship between a supervisor and non-supervisory employee must be disclosed promptly to the Corporate Compliance Officer. If the relationship involves a director or a corporate executive officer, the relationship also must be disclosed to the Board of Directors. The Corporate Compliance Officer and/or the Board shall review the situation and make a determination or recommendation to resolve any actual or potential conflict of interest or impropriety created by the relationship. Such action may include any of the examples listed in Section A or any other action which the Corporate Compliance Officer or Board deems appropriate under the circumstances.

C.	Between an Officer, Director or an Employee and a
Business Relation

Any romantic relationship between an officer, a director or an employee and a Business Relation must be disclosed promptly to the Corporate Compliance Officer. If the relationship involves a corporate executive officer, the relationship also must be disclosed to the Board of Directors. The Corporate Compliance Officer and/or the Board shall assess the situation and make a determination or recommendation to resolve any actual or potential conflict of interest or impropriety created by the relationship.

4.  Failure to Comply

Any employee who fails to comply with the disclosure requirements in this policy or the recommended action that the Company deems necessary to resolve a conflict, or otherwise violates this policy, is subject to disciplinary action up to and including termination of employment.

9.  Nepotism Policy

The Company recognizes that potential problems may arise through the employment of relatives. Such employment can result in favoritism, breach of confidentiality and disciplinary problems, or the perception of such problems, especially when relatives work in the same department or have a reporting relationship. The Company has developed this policy to better assure that employees are treated on a consistent basis and without favoritism. For purposes of this policy, "relative" is defined as a spouse, child, grandchild, parent, parent-in-law, grandparent, sibling, or sibling-in-law. Without prior notice and approval, the Company shall not employ, hire or utilize in any capacity, whether as an employee, independent contractor or other business relation, the relative of any director, officer or employee.

The Company may hire qualified relatives of employees if prior notice is given to and advance clearance of the relationship is provided by the Corporate Compliance Officer. Relatives may not have a reporting relationship. Similarly, no employee transfers will be permitted which will cause this situation to occur. If two employees with a reporting relationship become related while employed, the Company will attempt to locate a suitable position to which one of the relatives may transfer. If no suitable position is available, one of the employees may have to resign. Employees in this situation are expected to cooperate with the Company in its determination as to how to address such a situation.

Similarly, the Company will not retain or use the services of an employee's relative in any of its business relations (such as the Company's independent contractors, representatives, vendors, clients, and other persons or entities that do business with the Company) except with advance disclosure to and clearance from the Corporate Compliance Officer.

Approval for employment of relatives under this Policy must be granted in advance by the Corporate Compliance Officer. If the situation involves a corporate officer or director, approval also must be given by a majority of the Company's Board of Directors.

10.  Authority to Sign Contracts and Incur Obligations

Only the President or an officer specifically designated by the President or the Board of Directors can sign contracts or otherwise incur obligations on behalf of the Company involving amounts in excess of $10,000. Any such designation by the President must be as to a specific transaction or matter, and not a blanket grant of authority. Absent a specific designation or approval of the Board of Directors or the President, an officer or other employee of the Company is only authorized to sign contracts or otherwise incur obligations on behalf of the Company that are normally within the scope of such officer's or employee's duties and (i) are entered into in the ordinary course of business, or (ii) involve amounts not greater than $10,000 in the aggregate.

11.  Prohibited Payments

Bribery, kickbacks or other improper payments have no place in the Company's business. No payment from Company funds or assets shall be made to or for the benefit of any director, officer or employee of any domestic or foreign entity, a representative of any domestic or foreign entity, a labor union or any current or prospective customer or supplier, for the purpose of improperly obtaining a desired government action, or any sale, purchase, contract or other commercial benefit. These same standards should govern your contacts with those in the private sector. Entertainment of business prospects must be reasonable and documented carefully.

This prohibition is intended to prevent bribes, kickbacks and similar payments. It covers both direct payments and indirect payments, such as through a consultant or other third party or by reimbursement of Company directors, officers or employees for payments made personally by them. In addition, the Company's directors, officers and employees shall not directly or indirectly accept any payments of the types described above.

12.  Political Contributions

No Company contributions shall be made to support the campaign of any candidate seeking political office or the activities of any political party except as permitted under U.S. law. Contributions include direct payments, purchase of tickets to fund-raising events, and provision of Company-paid employees, facilities, equipment, transportation or other services to a candidate seeking political office or to political committees. Corporate political contributions may be made only upon receipt of written authorization of the Company's President or Board of Directors.

The Company encourages individual participation by directors, officers and employees in political activity and directors', officers' and employees' personal financial support for the candidate or political party of their choice. In addition to the above, Company-sponsored public affairs programs and support for the activities of a political action committee conducted in accordance with applicable laws are permitted.

13.  Relationship with Government Entities and
Officials

The Company's relationships and contacts with government entities and officials must be proper. Company directors, officers and employees must avoid impropriety and exercise judgment to avoid the appearance of impropriety in their and the Company's relationships and dealings with any government entity or official.

14.  Integrity of Company Records

Each director, officer and employee must help maintain the integrity of the Company's financial and compliance records. No Standards of Conduct can review the extensive financial accounting and compliance requirements the Company must fulfill. However, the Company must rely on truthfulness in all its record-keeping practices to meet these obligations. Every reasonable effort should be made to maintain the books and records of the Company accurately, in reasonable detail, and in accordance with the Company's policies and procedures.

1.	Directors, officers and employees may not
knowingly participate in any intentional misstatement of Company accounts or records.

2.	No records or information shall be manipulated for
the purposes of altering or distorting business results and no deliberately false or inaccurate entries shall be made for any purpose.

3.	All funds, assets and accounts established or
maintained for any purpose, shall be recorded on the books and records of the Company established for those purposes.

4.	No payment or business arrangement shall be
approved or made with the intention or understanding that any part of the payment or any aspect of the business arrangement is for any purpose other than that described by the documents supporting the payment or business arrangement. No circumstances justify the maintenance of "off the books" accounts to facilitate questionable or illegal payments.

15.  Internal Control

Company supervisors are responsible for maintaining an effective system of administrative/ accounting controls in their areas of responsibility.

1.	Reasonable procedures for carrying out Company
policies and preventing and identifying deviations shall be established.

2.	Business transactions of all kinds shall be
executed only by those authorized to do so.

3.	Access to assets of all kinds (e.g. cash,
inventory, property, etc.) is permitted only with the authorization of appropriate management personnel.

4.	Business transactions shall be reported as
necessary to: (a) permit preparation of accurate financial and other records and (b) clearly reflect the responsibility for assets.

5.	Records identifying the responsibility for assets
shall be compared with actual assets at reasonable intervals. Appropriate action must be taken if there are discrepancies.

16.  Conflicts of Interest

Avoid any situation in which your personal interests conflict with those of the Company. Each director, officer and employee owes a duty of loyalty to the Company. For that reason, all directors, officers and employees must exercise great care any time their personal interests may conflict with those of the Company. Directors, officers and employees should avoid situations that would involve them in a conflict of interest or create the appearance of a conflict. Usually there should be no real or apparent conflict between the full discharge of a director's, officer's or employee's responsibilities to the Company and the director's, officer's or employee's personal financial interests or obligations to any other person, organization or activity. However, in some circumstances an individual may find that a conflict of interest is inevitable. Under such circumstances, the nature of the conflict should be fully disclosed and discussed with the Company's Board of Directors or President, and in their discretion, with inside or outside legal counsel, to determine how best it should be addressed.

Where the conflict of interest policy prohibits a director, officer or employee from engaging in a specified activity or transaction, the same prohibition extends to the director's, officer's or employee's "Immediate Family." For purposes of these Standards of Conduct, "Immediate Family" is defined to include only a director's, officer's or employee's spouse, parents, grandparents, children, grandchildren, brothers and sisters and their lineal descendants, first cousins (in each of the foregoing cases, whether by blood or adoption), any spouses of the foregoing, and any other person who lives in the same household.

The following is a more specific, but not exhaustive, list of conflicts of interest to avoid:

Financial Interests and Relationships. A director, officer or employee shall not knowingly have an investment or financial interest in, or have any financial relationship, management or advisory position with, a supplier, customer, current or potential competitor of the Company, except:

- An insubstantial interest or ownership (generally defined as not more than one percent of the outstanding shares) in publicly traded securities of a supplier, customer or competitor. However, depending on the circumstances, a conflict of interest might still exist, even if the stock held is less than one percent, where the director, officer or employee is in a position to control or influence the Company's decisions or actions with respect to a transaction with such corporation. In addition, if the investment or interest by the director, officer or employee or Immediate Family member is in a small organization doing business with the Company, a conflict of interest is likely in view of the possible relative importance of the transaction to such organization.

- A transaction considered customary and conducted on standard commercially available terms, such as a home mortgage or bank loan.

- A transaction or relationship disclosed in writing to the Company's Corporate Compliance Officer and determined in writing by him not to be inconsistent with the purpose of this policy.

Gifts and Entertainment. To avoid both the reality and the appearance of improper business relations with suppliers or customers, this policy applies to both the giving and receiving of gifts and entertainment. Directors, officers and employees shall not accept from or give to any supplier, customer or competitor, gifts, hospitality or entertainment that could be considered lavish or excessive by reasonable standards. This policy, however, permits gifts of reasonable value, reasonable business meals and entertainment, the exchange of which constitutes customary reciprocal courtesies between the Company's directors, officers or employees and their business associates, and similar customary and reasonable expenditures to promote general business goodwill not otherwise inconsistent with these Standards of Conduct.

Related Party Transactions. Except as specifically approved by both a majority of the Company's Board of Directors and a majority of the Company's disinterested directors who are not employees of the Company, no sale or purchase of property, supplies or services shall be made by the Company to or from any director or officer of the Company, members of a director's or officer's Immediate Family or entities in which any of such persons is a director, officer or owner of 5% or more of such entity's equity interests (each such transaction is a "Related Party Transaction").

Corporate Opportunities. Part of your duty of loyalty to the Company requires that you offer to the Company any business opportunity of which you become aware that is related to the Company's business, or which otherwise ought to belong to the Company. Therefore, if a director, officer or employee of the Company becomes aware of a business opportunity related to the Company's business, (each such business opportunity is referred to as a "Corporate Opportunity"), the director, officer or employee has an obligation to offer that Corporate Opportunity to the Company first before taking the Corporate Opportunity for himself or herself. Only if the Company elects not to pursue the Corporate Opportunity may you pursue the Corporate Opportunity for yourself. If you become aware of a Corporate Opportunity, you must report it to the President. The President will inform you as promptly as practicable regarding the Company's interest in pursuing the Corporate Opportunity.

Nepotism.  See the Company's Nepotism Policy (Policy #9).

Misuse of Company Resources. Directors, officers and employees shall not utilize the services of Company personnel or utilize Company assets for their own personal benefit or the benefit of any member of their Immediate Family, except as specifically authorized in the Company's written benefit policies.

17.  Confidential Information

One of the Company's most important assets is its confidential corporate information and the confidential information licensed or otherwise entrusted to it by others. The
Company's legal obligations and its competitive position often mandate that this information remain confidential.

Confidential corporate information generally falls into two categories. The first category encompasses information intended for internal use only. This information typically relates to the Company's operations, customer lists, pricing policies and trade secrets (confidential information used in the course of business to give the Company a competitive advantage). It also relates to technology owned by third parties and licensed, marketed or otherwise used by the Company in providing technology evaluation and management services to corporations, government agencies and universities. This information is entrusted to the Company and its directors, officers and employees on a confidential basis, and includes technology licenses, patent applications and prosecutions and the Company's assessments of the marketability of new technology. The Company endeavors to keep this information confidential indefinitely.

The second category, by contrast, involves confidential corporate information that the Company routinely discloses to the investing public. This information often gauges the Company's financial performance (e.g. quarterly financial results of the Company's operations) or identifies events that have a significant (or material) impact on the value of the Company's securities. As outlined below, premature disclosure of such information may expose the individual involved to onerous civil and criminal penalties.

	Confidential corporate information of either category must not be disclosed by directors, officers or employees to anyone outside the Company, except for a legitimate Company business purpose (such as contacts with the Company's accountants or its outside lawyers). Even within the Company, confidential corporate information should be discussed only with those who have a need to know the information. A director's, officer's or employee's obligation to safeguard confidential corporate information continues even after he or she leaves the Company.

18.  Policy on Antitrust

All applicable antitrust laws shall be observed. For example, directors, officers or employees must refrain from discussions, agreements or understandings with any party with respect to any matter which could be construed as price fixing or stabilization, bid-rigging, limits on service or allocation of services, customers or territories.

19.  Outside Business Activities

The Company requires the full attention of its officers and employees. In general, this level of attention makes it impractical for officers and employees to pursue employment outside the Company. Therefore, the following specific limitations are applied to officers and employees with respect to outside business and management activities.

1.	Officers and employees are expected to devote
their entire working time to the performance of their duties for the Company. They should avoid outside business or consulting activities that could divert their time, interest or talents from Company business. Prior approval in writing by the President is required before entering into any such outside business or consulting activity. Such approval shall not be granted without written concurrence from the Company vice president most directly responsible for the affected employee. Approval for officers shall not be granted without written concurrence from the Chairman of the Audit Committee of the Board of Directors.

2.	Outside offices and directorships.  The director
of a corporation has access to sensitive information and charts the course of the corporation. When a Company officer or employee is invited to play that role for an outside organization, the Company must take steps to shield both the organization and the officer or employee from even the appearance of impropriety. For that reason, except with respect to an officer or employee serving at the Company's request as a director or officer of a company in which the Company has an investment interest, officers and employees may not serve as officers or directors of any other commercial enterprise unless it is pursuant to an exception approved in writing. The term "commercial enterprise" includes business corporations or entities, banks, trust companies, other financial institutions and similar organizations. Such approval shall be by the Company's President or the Board of Directors.

20.  Insider Trading

The Company has a long-standing commitment to comply with the federal and state securities laws and regulations. In the course of business operations, you may become aware of nonpublic material information relating to important business matters. Securities laws prohibit persons from trading securities on the basis of nonpublic material information. If you are aware of material information relating to the Company or relating to firms with which the Company is negotiating or competing, you may not buy or sell shares or other securities of the Company or such firms nor disclose such information to people outside the Company until such information has been disclosed to the public and has an adequate opportunity to be absorbed by the market.

Material information is any information that an investor
might consider important in deciding whether to buy, sell, or
hold securities.    Here are some examples:

	-	financial results and forecasts

	-	new product developments

	-	obtaining or losing important contracts

	-	changes in the rates or estimated rates of sales,
		earnings or dividends

	-	changes in auditors

	-	stock splits or reverse splits

	-	possible mergers, acquisitions, joint ventures, tender
		offers or major purchases or sales of securities or assets

	-	major management changes or change in control of the
		Company

	-	major changes in business direction

	-	sales or purchases by the Company of its own securities

	-	major litigation developments

Information is considered to be nonpublic unless is has been disclosed to the public. Examples of effective disclosure include public filings with securities regulatory authorities and issuance of Company press releases. The information must not only be publicly disclosed; there also must be adequate time for the market as a whole to digest the information.

The Company has adopted the following Policy Prohibiting Insider
Trading:

All directors, officers and employees must treat as confidential any inside information they learn in the course of their employment. Don't leave such information on top of your desk where anyone can see it. Keep inside information in secure files and share it only with other directors, officers or employees who have a need to know the information. Do not discuss inside information with friends or family. Do not discuss inside information in elevators, restaurants or other public places.

Inside information is any information or development which may have a material effect on the Company or on the market price of its stock (or on an investor's decision to buy or sell the stock) and which has not been publicly disclosed.

	Material information (see the examples described above) that is nonpublic should be treated as inside information. Inside information can be favorable or unfavorable. Getting a major new contract or customer and losing a major contract or customer can both be inside information.

Directors, officers and employees must not trade in securities of the Company based on inside information. Equally important, they must not give "tips" on inside information to their relatives - or to anyone else - which would enable the receiver of the tip to profit from such information through securities trading.

If you obtain inside information about another company, such as a supplier or a customer, or you learn that we are planning a major transaction with another company (such as a take-over), you must not trade in securities of the other company.

The policy against insider trading and misuse of inside information applies to all directors, officers and employees of the Company and its subsidiaries. This includes secretaries, mailroom staff, personnel who handle Xerox - and FAX - type machines and messengers as well as executives and management. The policy also applies to consultants and independent contractors.

Periods when the trading door is closed.   It is
particularly dangerous to trade immediately before the Company announces quarterly sales and earnings results. Even if there have been no significant changes in such results from prior periods, there may be street expectations that can cause stock prices to fluctuate depending on whether expectations have been exceeded or not. Therefore it is Company policy that directors, officers or employees of the Company may not trade in the Company's stock during the period from the end of any fiscal quarter (October 31, January 31, April 30 and July 31) until at least one business day has elapsed following the release for publication of quarterly or annual statements of sales and earnings. Even after such publication, however, you should not trade if you are aware of material information that has not yet been disclosed. However, the trading door will be open if the purchase or sale is made pursuant to a contract, instruction, or plan in full compliance with SEC Rule 10b 5-1. Any director, officer or employee of the Company who establishes an arrangement under Rule 10b 5-1 should promptly deliver a written copy of the arrangement to the Corporate Compliance Officer. The Company will be free, in its discretion, to make such arrangements public.

The Company is aware that the Securities and Exchange
Commission has enacted Rule 10b(5) 1 which provides a safe harbor for trading in Company stock at any time so long as a written plan is put in place before entering into a blackout period that provides for a plan that: (i) a specific document specifying that particular trades will occur at specified prices, on specified dates, for specified numbers of shares; (ii) a document specifying a formula pursuant to which trades will occur; or
(iii) a document granting an outsider complete discretion to make the trades, without access to any material nonpublic information about the Company.

While plans such as this fall within the spirit of the regulations, the Company has determined that it will not permit any employee, director or consultant to purchase or sell any shares during periods when the trading window is closed. Such plans, in the opinion of the Company, would not be viewed positively by shareholders.

These are very serious matters. Insider trading is illegal and can result in jail sentences as well as civil penalties, including treble damages. Sanctions by the Company may include termination of employment. Please contact the Compliance Officer if at any time you have questions about this policy.

If you have a question regarding the trading of securities or whether certain information is material or if it has been adequately disclosed to the public you should contact the Corporate Compliance Officer, and abstain from trading in the Company's securities or disclosing such information to people outside the Company until you have been informed that such trading is permissible or that the information is not material or has been publicly disclosed and digested.

21.  Information About the Company's Business

It is the Company's policy that its communications with the public be accurate. Only the President and persons specifically designated by him are authorized to issue press releases, speak with shareholders and securities analysts or otherwise similarly communicate with the public on behalf of the Company.

	Frequent dissemination of information about the Company is made through press releases, reports to shareholders, reports filed with government agencies and other Company communications. Unauthorized dissemination of certain information may cause injury to individuals or to the business interests of the Company. Further, directors, officers and employees expressing personal opinions on subjects related to Company business should avoid giving the impression that they are speaking on behalf of the Company. Many employees have written agreements with the Company concerning the confidentiality of certain proprietary information. However, every Company director, officer and employee has the obligation to insure that information they have concerning the Company's business, finances and personnel is handled professionally, with discretion, and disseminated only through the appropriate authorized channels.

All advertising and promotional activities shall be conducted in a manner consistent with scrupulous business ethics and applicable government requirements.

22.	Computer and Electronic Communications

The Company provides computer and telecommunications equipment and software for use in conducting the business of the Company. The Company reserves the right to limit or prohibit any and all use of Company equipment for any purpose not related to Company business. Anyone violating this policy may be subject to disciplinary action, up to and including termination. Staff members with supervisory responsibilities must ensure that individuals under their supervision are aware of their responsibilities under this policy.

Users of Company computers, e-mail, voice mail, network/Internet access and files should not expect privacy for anything stored on or sent through a Competitive Technologies computer or network or Internet connection or stored on Company equipment; all such material is subject to monitoring and review by the Company.

All communications using Company equipment or supplies, including telephones, e-mail and voice mail, should be carried out in a professional manner. Confidential Company business should never be discussed over a cellular or cordless telephone.

With regular software updates, potential program viruses, client confidentiality, copyright laws, and the high cost of computer and telecommunications equipment, it is necessary for us to protect Company assets and information and maintain a high level of professional integrity.

There are high risks associated with improper use of computer equipment and software. Therefore, it is imperative that only the Company's staff members be allowed to operate our equipment. Authorization for anyone else to use our equipment must be arranged with the President or General Counsel in advance or must be under the continual supervision of a Company staff member.

The following is the Company's Computer and Electronic
Communications Policy and it applies to all employees,' officers' and directors' use of Company computers and telecommunications equipment:

A.	Passwords

Each employee is responsible for choosing a secure password or access code for network, e-mail and voice mail access. Donna Mays will assist you in selecting a secure password. You may not write down your password or access code and leave it in your work area. Each employee must provide his or her current network and screen saver passwords to Donna Mays on a regular basis. Donna Mays will keep them in a secure place for authorized Company use only.

Employees may not read or access another employee's e-mail, voice mail or files without the prior approval of an authorized
Company officer.

B.	Computer Equipment (Computers, Printers, Monitors, etc.)

All of our computer equipment is assigned to individual employees or to a permanent location within the office. Each employee is responsible for his or her assigned equipment and is expected to exercise reasonable care in operating and transporting it.

Equipment may only be used for Company business. Employees may not borrow Company equipment without the prior approval of a Company officer.

C. 	Software

Only software authorized and properly licensed by the Company may be stored on a hard disk or used on a Company computer. With the increasing risk posed by computer viruses, it is mandatory that unauthorized software not be run on a Company computer or loaded onto a hard disk. Each Company computer may be examined periodically or at any time. This examination may include viewing of the contents of the hard disk. Unauthorized software found on a Company computer will be removed and may result in serious consequences to the individual involved, including possible termination of employment.

Software Guidelines are as follows:

It is strictly forbidden to copy software unlawfully or use unauthorized copies of computer software knowingly for any reason whatsoever. If you have any question as to whether a copy or use is permissible, check with Paul Levitsky or Jeanne Wendschuh before any questioned use.

A standard package of software is loaded onto each Company computer. This package should not be altered without approval from Paul Levitsky or Jeanne Wendschuh, as an altered package will prevent automated updates from working properly and may damage other programs on the computer. If it is noted that a Company computer has a changed or altered standard package, you will be notified that the computer will be re-imaged to remediate any issues.

Computer equipment is for business purposes only; games may not be loaded onto the hard drive or run on the floppy drive. In addition, many computer viruses are sometimes transmitted through shareware and games.

Any files received from others outside the Company, whether attached to e-mail or on a transportable disk, must be checked for viruses. E-mail attachments often contain viruses, especially executable programs such as games. Correcting the damage caused by a virus is a time consuming and costly process and is one of our greatest challenges in relation to our technology.

Any client information or work product stored on Company computers or premises is the property of the Company and is strictly confidential. At no time may this information be disclosed or used for any purposes other than those of the Company or the applicable client.

Software and applications developed by employees, as well as reports and documents prepared by them within the context of their work or using its software and equipment, are the property of the Company. When employees leave the Company, they must return all software, hard copies, forms and other documents.

Anti-virus software is part of the standard package on all Company computers. You are responsible for updating virus definitions and scanning all files on the Company computer you use regularly. Please pay attention to all Company notices from Donna Mays regarding viruses.

D.	Internet and E-mail and Telecommunications

All e-mail sent to or received from your Company e-mail address and all Web sites visited using Company equipment and all telephone calls are subject to monitoring and logging and may be actively monitored or logged by an authorized person.

Any e-mail or communication sent to a public forum should be treated with the same care and consideration as a letter sent out on Company letterhead that may be discoverable by an opponent in litigation. Any such communication should be consistent with the Company's business practices, must not disclose any trade secrets or intellectual property, may not violate another's rights (e.g. defame or harass), and should be treated as if it is a communication with the media.

The Company and its business may not be discussed in public Internet forums of any kind by employees, officers or directors during business hours or on their own time unless participation in such discussions is approved by the President in advance.

Employees may not use Company equipment or time to access web sites containing "inappropriate" content (such as adult or pornographic web sites, gambling sites, or web sites with pirated software).

The Company's computer and telecommunications equipment may not be used to transmit viruses and similar harmful code, conduct denial of service attacks, violate any other system's acceptable use policy, or violate the law.

Participation in chain letter type mailings is not acceptable as it creates unnecessary strain on the system and in some cases may be against the law.

Conclusion

It is necessary for everyone to conform to this policy in order to protect the Company's reputation and to avoid serious financial consequences or legal liability.

23.  Penalties for Violations

If a director, officer or employee violates any law or regulation in the course of his or her employment or service on the Board of Directors, as the case may be, the director, officer or employee will be subject to sanctions from the Company. These sanctions may include, but are not limited to, termination, suspension, demotion, reduction in pay and reprimand.

The Board of Directors or the President may determine that failure to adhere to the Company's Standards of Conduct constitutes willful misconduct or reckless disregard of duty and this may result in termination for cause or other disciplinary action. The following are examples of actions or omissions that will subject a director, officer or employee to discipline: a breach of these Standards of Conduct; failure to report a suspected or actual violation of law or a breach of these Standards of Conduct; falsification of any certificate required under these Standards of Conduct or any related compliance program; lack of attention or diligence on the part of supervisory personnel that directly or indirectly leads to a violation of law; or direct or indirect retaliation against a director, officer or employee who reports a violation.

These Standards of Conduct govern the relationship between the Company and its directors, officers and employees; they are not intended to confer on any party other than the Company any additional rights or remedies.

24.  Implementation

1.	Upon hire as an officer or employee or election as a
director and on an annual basis thereafter (on or about a date set by the Board), all managers and supervisors shall insure that a copy of these Standards of Conduct is furnished to every officer, director or employee under their supervision. In addition, in relation to providing a copy of these Standards of Conduct upon hire or election and annually thereafter, all managers and supervisors will insure that every officer, director or employee under their supervision returns to the Corporate Compliance Officer a signed and dated Acknowledgment of Receipt.

2.	Within 10 business days after reviewing these Standards
of Conduct, each director, officer and employee of the Company must report to the Corporate Compliance Officer using the attached Noncompliance Report Form any noncompliance or suspected noncompliance with these Standards of Conduct, whether on his or her own part or on the part of another director, officer or employee. Failure to do so is itself a violation of these Standards of Conduct.

25. Procedures for Requesting and Granting Exceptions to the Standards of Conduct


Certain situations may warrant an exception to the Standards of Conduct. Examples of special situations include (but are not limited to) cases of particular hardship, or other circumstances where the nature or location of the organization or activity may properly require or permit different treatment. Requests for exemptions must be submitted in writing using the attached "Exemption Request Form". Be certain to describe in detail all pertinent information regarding the proposed transaction so that an informed decision may be made regarding the exemption request. In emergency situations, a request may be made orally and subsequently confirmed in writing.

In the case of a member of the Board of Directors or an officer, only the President of the Company may authorize an exception or special handling.

The necessary approvals for an exemption are required to be obtained in advance of an action requiring an exemption.

26. Private Communications with the Audit Committee of the Board of Directors

	As a part of its charter, the Audit Committee of the Board of Directors has determined that it will meet privately at least annually with the Company's internal accountants.

	In addition, any employee may communicate privately with the Audit Committee or its Chairperson on any matter the employee
believes should be discussed privately.   At October 15, 2003,
the members of the Audit Committee are John M. Sabin, Chairman, George W. Dunbar, Jr., Charles J. Philippin and Richard E. Carver (ex-officio member).

	You may communicate privately with them by telephone or by private letter. You may get current telephone numbers or mailing addresses from Lorraine Frauenhofer.




Competitive Technologies, Inc.
Corporate Standards of Conduct
Noncompliance Report Form



To:

From:

Date:

Re:

After reviewing the Standards of Conduct, I have noted the noncompliance described below: (The description should include the nature of the noncompliance, the names of the parties involved, and whether an exemption to the Standards of Conduct is also being requested (if an exemption is being requested, also attach the Exemption Request Form). Please use additional sheets, if necessary.















__________________________________ 		_________________________
Signature							Date


Competitive Technologies, Inc.
Corporate Standards of Conduct
Exemption Request Form



To:

From:

Date:

Re:

I am requesting an exemption from the Standards of Conduct in connection with the matter described below: (The description should include the purpose and proposed date of the action, the names of the parties involved, and the consequences of not receiving approval for the exception.) Please use additional sheets, if necessary.















_________________________________ 		_________________________
Signature							Date


Competitive Technologies, Inc.
Corporate Standards of Conduct
Acknowledgment of Receipt



To:	Corporate Compliance Officer

Re:	Corporate Standards of Conduct

The undersigned hereby certifies that he or she has received a copy of, has read, understands and agrees to comply with the Company's Standards of Conduct.

Date:_____________			_________________________________
						Signature

                                        Name:___________________________
							(please print)